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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE:
April 21, 1998

                     EQUITY INNS, RFS AGREE TO STOCK MERGER
                       TO CREATE $1.8 BILLION HOTEL REIT

MEMPHIS, TN, APRIL 21, 1998 -- Equity Inns, Inc. (NYSE:ENN) and RFS Hotel Investors, Inc. (NYSE:RFS) today announced that they have signed a definitive agreement to merge the two companies in a stock transaction which will create a $1.8 billion hotel REIT with a diversified portfolio of full service, upscale extended stay, all suite and premium limited-service hotels.

Under the terms of the agreement, which was approved unanimously by the Boards of Directors of both companies, each share of RFS will be exchanged for 1.5 shares of Equity Inns. At closing, RFS board members Robert M. Solmson and Bruce E. Campbell, Jr. will join the Equity Inns Board of Directors, increasing its size to six persons. In addition, Mr. Solmson will become a member of a newly-created executive committee of the Equity Inns board consisting of Messrs. Phillip H. McNeill, Sr., Robert M. Solmson and William W. Deupree, Jr. Mr. McNeill will continue as chairman and CEO of the combined company. The transaction is expected to close in the third quarter, and is subject to the approval of both companies' shareholders and other customary conditions.

Based upon yesterday's closing stock price of Equity Inns, the transaction is valued at approximately $990 million, including the assumption of approximately $300 million in debt including the anticipated costs of terminating certain of the operating leases on RFS' hotels. Upon completion of the transaction and certain announced acquisitions, Equity Inns will have a total market capitalization in excess of $1.8 billion and will own 156 hotels with over 20,000 rooms and suites.

The acquisition is expected to be immediately accretive to Equity Inns' funds from operations (FFO) for 1998 and 1999, taking into account annual cost savings of approximately $3.5 million, fees relating to termination of the current RFS leases and new leases with an independent hotel

                                     -MORE-
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Equity Inns, Inc.
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lessee/manager. The acquisition will add 61 hotels plus six hotel development opportunities to Equity Inns' current portfolio of 95 hotels. In 1997, approximately 66% of RFS' hotel revenues were derived from full service and upscale extended stay properties. In addition, approximately 27% of RFS' revenue was generated from hotels located in the state of California.

Equity Inns' Chairman and CEO Phillip H. McNeill, Sr. said, "We believe this is an exceptional opportunity to acquire a high-quality portfolio of hotel properties and to expand our presence in the upscale extended stay and full service segments and in certain states, like California. This transaction provides compelling financial and strategic benefits to our shareholders and will more than double ENN's market capitalization and increase the number of rooms owned by 82%. RFS' hotels are successful and are located in some of the most attractive markets in the United States. Silicon Valley, for example, where RFS invested over $100 million for four hotels last year, has been cited as perhaps the best hotel market in the country.

This transaction complements our already strong mix of extended stay, all suite and premier limited-service hotels, enhances the quality and diversity of our assets and improves the internal growth prospects of our Company. Our focus on growing our portfolio on both coasts and the Midwest part of the United States is greatly accelerated with this merger. RFS also provides us with six excellent development opportunities."

Equity Inns' headquarters will remain in Memphis, and Mr. McNeill noted that he expects several RFS personnel to be offered positions with Equity Inns.

Upon closing of the acquisition, providing Equity Inns' average stock price is between $14 and $17 per share during an agreed upon 20 day measurement period, RFS shareholders will receive 1.5 Equity Inns shares for each RFS share. If Equity Inns' average stock price during the measurement period exceeds $17 per share, the exchange ratio will be adjusted to provide RFS shareholders with $25.50 worth of Equity Inns' stock for each share of RFS.

The Board of Directors of Equity Inns was advised by Bear Stearns & Co. Inc., and Morgan Keegan & Company, Inc. The Board of Directors of RFS was advised by Salomon Smith Barney.

STRATEGIC AND FINANCIAL BENEFITS:

The merger will provide a number of strategic and financial benefits to Equity Inns, including:

Increased size and improved geographic diversity: The transaction increases Equity Inns' portfolio by 82%, based on total rooms, and by 88%, based upon lease revenue. The combined company will have hotels in 34 states and significant market penetration in key markets including Silicon Valley, Chicago, Dallas, Atlanta and Detroit.
Increase full service, upscale, extended stay: The transaction will further diversify Equity Inns' portfolio, resulting in a reduction of the percentage of 1997 total hotel revenue derived from premium limited-service hotels from 61% to 48% of the total portfolio. Conversely, income from
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Equity Inns, Inc.
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upscale extended stay, all suite and full service properties will increase from
39% of total revenue to 52%.

Increased critical mass and liquidity: Combined company equity value, based on Equity Inns' current stock price, will exceed $1.2 billion with more than 80 million shares outstanding. Pro forma total market capitalization will be approximately $1.8 billion. The companies expect the critical mass and brand, segment and geographic diversity to result in lower funding costs.

Operating synergies: Asset management operations, acquisitions and the development program will be enhanced. The best elements of each organization will be combined, resulting in a larger, more professional management structure.

Financial synergies: The transaction is expected to result in approximately $3.5 million in annual operating synergies and will be immediately accretive to FFO in 1998 and 1999.

Enhanced internal growth: RFS' active development program together with its significant portfolio of California hotels should accelerate internal growth for the combined company.

RFS Chairman Robert M. Solmson said of the merger with Equity Inns, "We expect that this transaction will add significant value to our shareholders' investment. We have been examining for a number of months the best direction in which to take the company, and we are confident that this merger, with a company and a management team we know well and respect, is a decision that benefits our shareholders and offers important synergies for the future."

Memphis-based Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all suite and premium limited-service segments of the hotel industy. With the settlement of previously announced acquisitions, the Company will own 95 hotels with a total of 11,676 rooms located in 32 states.

RFS is a Memphis-based REIT that owns a diversified portfolio of 61 full service, extended stay and premium limited-service hotels comprising approximately 8,800 rooms in 24 states.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competitive factors, interest rates and the other risks inherent in the real estate business. For further information on factors which could impact the companies and the statements contained herein, reference is made to the filings of Equity Inns and RFS, with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K, including factors described in the Form 10-K for the fiscal year ended December 31, 1997 filed by Equity Inns and RFS.


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                               SUMMARY FACT SHEET

                                 RFS                 Equity Inns        Combined
                               (actual)               (actual)         (pro forma)
                               --------              -----------       -----------
Owned Hotels(1)                      61                     95               156

Rooms(1)                          8,837                 11,676            20,513

States                               24                     32                34

Brands                               10                      7                12

Leading Brands                  Residence Inn          Hampton Inn        Hampton Inn
                                 Hampton Inn          Residence Inn      Residence Inn
                                  Sheraton             AmeriSuites         Sheraton
                                                                          AmeriSuites
Equity Market Capitalization(2)     $550                  $586              $1,246

Debt (3/31/98)(3)                   $223                  $231              $  561

Total Market Capitalization(2)      $773                  $817              $1,807

Debt/Total Market Capitalization    29.0%                 28.3%               31.0%

Shares (fully diluted)(2)           28.5                  38.1                81.0


(1)  Includes announced acquisitions. Excludes hotels under development.

(2) Combined based on 1.5 fixed exchange ratio and Equity Inns current stock price of $15.38 per share.

(3) Combined debt includes anticipated costs of terminating certain of the operating leases on RFS' hotels and estimated transaction expenses.